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Exhibit 3.1.3

                             ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION


     Pursuant to the provisions of the Colorado Corporation Code, the undersigned corporation adopts the following Articles of Amendments to its Articles of Incorporation:

     FIRST:  The name of the corporation is CROSSROADS INVESTMENTS, INC.

     SECOND: The following amendment to the Articles of Incorporation was adopted on November 30, 1993 as prescribed by the Colorado Corporation Code, in the manner marked with an X below:

_____ Such amendment was adopted by the board of directors where no shares have been issued.

____ Such amendment was adopted by a vote of the shareholders. The number of shares voted for the amendment was sufficient for approval.

Article I shall hereafter read as follows: The name of the corporation shall be Victory Waste, Incorporated.

     THIRD: The manner, if not set forth in such amendment, in which any exchange, reclassification, or cancellation of issued shares provided for in the amendment shall be effected, is as follows: NA

     FOURTH: The manner in which such amendment effects a change in the amount of stated capital, and the amount of stated capital as changed by such amendment, are as follows:



                                            CROSSROADS INVESTMENTS, INC.

                                            By:  /s/ [unreadable]
                                                -------------------------

                                            and /s/ Claudia M. [unreadable]
                                                ----------------------------